CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is entered into as of the 26th day of October, 2007, by and between The 500 Group, LLC (the “Funding Party”), a New York entity, and PubliCARD, Inc., a Pennsylvania corporation (the “Debtor”).

W I T N E S S E T H:

WHEREAS, on May 17, 2007, the Debtor filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

WHEREAS, on October 26, 2007, the Debtor filed a plan of reorganization (the “Plan”)1  with the Bankruptcy Court.

WHEREAS, pursuant to the Plan, the Funding Party would receive 370,000 shares of New Common Stock, which shares would represent, as of the Effective Date, 90% of the outstanding shares of New Common Stock.

WHEREAS, in exchange for such New Common Stock and the releases and related provisions set forth in the Plan, the Funding Party wishes to contribute $500,000 to the Debtor on the Effective Date to allow the Debtor to satisfy its obligations under the Plan, among other things;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Funding Party and the Debtor hereby agree as follows:

1.  Contribution. In exchange for the New Common Stock provided to the Funding Party under the Plan and the releases and related provisions set forth therein, the Funding Party shall contribute $500,000 to the Debtor on the Effective Date to allow the Debtor to satisfy its obligations under the Plan, among other things.

2.  Acceptance. The Debtor hereby agrees to accept such contribution and to record such contribution as a capital contribution in a corresponding amount on its books and records.

3.  Bankruptcy Court Approval. This Agreement shall be subject to Bankruptcy Court approval.

4.  Authorization. Each party has the full power and authority to execute, deliver, and perform his or its obligations under this Agreement, subject to Bankruptcy Court approval.

1 Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in  the Plan.

5.  Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

6.  Choice of Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

7.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

8.  Amendments. This Agreement may not be modified, amended, or terminated except by a written agreement executed by all of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

THE 500 GROUP, LLC

By:	/s/ Joseph E. Sarachek
Joseph E. Sarachek
Managing Member

PUBLICARD, INC.

By:	/s/ Jay S. Goldsmith
Jay S. Goldsmith
Director

By:	/s/ Harry I. Freund
Harry I. Freund
Director

By:	/s/ Emil Vogel
Emil Vogel
Director

By:	/s/ Larry G. Schafran
Larry G. Schafran
Director

By:	/s/ Clifford B. Cohn
Clifford B. Cohn
Director